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                                                                   EXHIBIT 11.4

                            PAGEMART WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                                     YTD ENDED JUNE 13, 1996
                                                          ----------------------------------------------
                                                              NUMBER         PERCENT         EQUIVALENT
                                                            OF SHARES      OUTSTANDING         SHARES
                                                          -------------   -------------    -------------
COMMON STOCK
   From Founders' Stock                                       2,300,000          100.00%       2,300,000
   Stock Options Exercised                                      537,414           99.47%         534,581
   Preferred Stock Converted to Common Stock                 15,310,943          100.00%      15,310,943
   1994 Common Stock Offerings                               11,242,857          100.00%      11,242,857
   1995 Common Stock Offerings                                4,323,874          100.00%       4,323,874
   Impact of warrants, options and shares issued during
     the year preceding the initial public offering             978,988          100.00%         978,988
                                                          -------------                    -------------
                                                             34,694,076                       34,691,243


Weighted Average Shares Outstanding at 6/13/96                                                34,691,243

6/13/96 Shares Weighted at 165 days                                                           31,450,852
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
                                                                     YTD ENDED JUNE 30, 1996
                                                          -----------------------------------------------
                                                              NUMBER         PERCENT          EQUIVALENT
                                                            OF SHARES      OUTSTANDING          SHARES
                                                          -------------   -------------     -------------
COMMON STOCK
   From Founders' Stock                                       2,300,000           100.00%       2,300,000
   Stock Options Exercised                                      552,919           100.00%         552,919
   Preferred Stock Converted to Common Stock                 15,310,943           100.00%      15,310,943
   1994 Common Stock Offerings                               11,242,857           100.00%      11,242,857
   1995 Common Stock Offerings                                4,323,874           100.00%       4,323,874
   1996 Common Stock Offering                                 6,000,000           100.00%       6,000,000
                                                          -------------                     -------------
                                                             39,730,593                        39,730,593

Weighted Average Shares Outstanding at 6/30/96                                                 39,730,593

6/30/96 Shares Weighted at 17 days                                                              3,711,099

WEIGHTED AVERAGE OF SHARES OUTSTANDING at
6/13/96 and 6/30/96                                                                            35,161,952

NET LOSS FOR NET LOSS PER SHARE                                                             $ (23,747,000)

NET LOSS PER SHARE                                                                          $       (0.68)
                                                                                            =============
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